Exhibit 99.1

INSIGNIA SOLUTIONS ENTERS INTO AGREEMENT FOR NEW $12 MILLION EQUITY FINANCING

Fremont, California, February 10, 2005 — Insignia Solutions, plc (NASDAQ:INSG) announced today it has entered into a new $12 million securities subscription agreement with Fusion Capital LLC, with an option for a second $12 million tranche of equity financing at the company’s sole discretion.

Upon the closing of the new agreement, Insignia will have access to up to $12 million in equity financing, over a 30 month period, that can be received at Insignia’s option after a registration statement covering the transaction is declared effective by the Securities and Exchange Commission. The shares will be priced based on a market-based formula at the time of purchase. The company believes that this arrangement helps to provide it with financial stability and liquidity for the next two and half years, a critical time in the evolution of the Over-The-Air (OTA) mobile device management market. The securities subscription agreement also provides for the issuance of warrants to purchase 4,000,000 ADSs as a commitment fee to Fusion. This agreement with Fusion does not constitute an offer to sell securities. An offer to sell securities will only be made if certain conditions are met, including our receipt of shareholder approval (if the shares issuable in the transaction exceed 19.99% of our issued and outstanding shares) and the declaration of effectiveness by the Securities and Exchange Commission of the registration statement referenced above. Mark McMillan, CEO of Insignia Solutions, stated, “As we strengthen our balance sheet and make critical investments to ensure that our technology provides global operators with a truly complete OTA provisioning solution, we are well positioned to respond to key opportunities in 2005 and beyond. Fusion has been a great supporter of Insignia since 2002 with total funding under our previous agreement in excess of five million dollars. We are pleased to have the opportunity to enter into this new agreement and look forward working with them in the future.”

Insignia Solutions will host a conference call today, Thursday, February 10, 2005 at 2:00 p.m. Pacific Time. A live webcast will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com. A question and answer session will follow immediately. An on-demand archive of the call will be available through the Company’s website for a period of two weeks after the event.

About Insignia Solutions
Insignia provides an important ingredient to mobile operators and terminal manufacturers by enabling customers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. The company is headquartered in Fremont, California with research and development and European operations based in the United Kingdom. For additional information about Insignia or its products please visit http://www.insignia.com.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks, and Secure System Provisioning, Open Management Client, Dynamic Capabilities and Over-The-Air Repair are trademarks of Insignia Solutions, Inc. All other trademarks are the property of their respective holders.

Forward-Looking Statements
The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its Secure System Provisioning (“SSP”) product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at <http://www.sec.gov>. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

CONTACTS:
Insignia Solutions	Financial Dynamics
Robert Collins, Chief Financial Officer	Investors: Teresa Thuruthiyil
(510) 360-3700	(415) 439-4500